UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2014

ePlus inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, VA 20171-3413
(Address, including zip code, of principal executive offices)

(703) 984-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 12, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of ePlus inc. (the “Company”) selected Phillip G. Norton (President and Chief Executive Officer), Mark P. Marron (Chief Operating Officer), Elaine D. Marion (Chief Financial Officer) and Steven J. Mencarini (Senior Vice President) as participants in the Company’s Executive Incentive Plan (the “EIP”) for the fiscal year ending March 31, 2015.

The awards to Messrs. Norton, Marron and Mencarini are designated as Covered Awards (as defined in the EIP). The fiscal year 2015 performance goals and their relative proportions for Messrs. Norton, Marron and Mencarini and Ms. Marion are as follows: the Company’s earnings before tax for fiscal year 2015 (70%), the percent change in gross profit from ePlus professional and managed services for fiscal year 2015 as compared to the prior year (20%) and financing origination volume for fiscal year 2015 (10%). The Committee must certify in writing prior to payment of the Covered Awards that the performance goals were met. In calculating whether performance goals have been achieved, actual results will be adjusted to exclude the following, as applicable: (i) the incentive compensation expensed by ePlus for payments under the plan, (ii) all items of income, gain or loss determined by the Board of Directors to be extraordinary or unusual in nature and not incurred or realized in the ordinary course of business, (iii) all third-party expenses related to a specific patent infringement litigation which are over the amount budgeted for fiscal year 2015 and all income related to that litigation and (iv) any income, gain or loss attributable to the business operations of any entity acquired by the Company during the 2015 fiscal year. The cash incentive compensation for fiscal year 2015 can range from $0 to a maximum of: for Mr. Norton, $900,000; for Mr. Marron, $550,000; for Ms. Marion, $400,000; and for Mr. Mencarini, $275,000. The Company anticipates seeking shareholder approval of an Amendment and Restatement of the EIP at its next annual meeting of shareholders.

The award amount payable is a target award based on the level of attainment of the applicable performance goals as set forth in the participant’s award agreement. The Committee may not waive or amend performance goals or increase the amount payable pursuant to Covered Awards (as defined in the EIP) after the performance goals have been established but has discretionary authority to reduce the amount that would otherwise be payable with respect to any award. In the event it is determined that an award was paid based on incorrect financial results, the Committee may lower the payment, and to the extent permitted by applicable law, require the participant to reimburse the Company for any amount paid with respect to such an award. Additionally, the EIP provides that cash payments are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002 and any regulations promulgated thereunder.

Item 8.01 Other Events

On June 16, 2014, ePlus inc. (the “Company”) announced via press release that its Board of Directors approved a share repurchase plan on June 12, 2014, which will commence on June 16, 2014. Under the plan the Company may repurchase up to 500,000 shares of ePlus’ outstanding common stock beginning on June 16, 2014, through June 15, 2015. The authorization replaces the Company’s prior repurchase plan, which commenced on November 14, 2013 and was to expire on November 13, 2014.  The purchases may be made from time to time in the open market, or in privately negotiated transactions, subject to availability. Any repurchased shares will have the status of treasury shares and may be used, when needed, for general corporate purposes.

A copy of the press release issued by the Company announcing the share repurchase program is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed as part of this report:

Exhibit No. Description

99.1	Press release dated June 16, 2014, issued by ePlus inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

Date: June 18, 2014